Exhibit 10.1

Minn Shares Inc.
1624 Harmon Place, Suite 210
Minneapolis, MN 55403

May 16, 2013

The Globe Resources Group, LLC
8301 E 21st Street N, #420
Wichita, KS 67206-2936
Attn: Gerald E. O’Shaughnessy

Attention:

Re:           Acquisition of Minn Shares Inc.

Dear Mr. O’Shaughnessy:

This letter agreement (this “Agreement”) sets forth the terms pursuant to which The Globe Resources Group LLC ( “Purchaser”) agrees to purchase, and Minn Shares Inc. (“Minn Shares”) agrees to issue to Purchaser, certain securities of Minn Shares as set forth herein.

1.             Option to Acquire Minn Shares.

(a)           Subject to the terms and conditions contained herein, in consideration for Purchaser’s payment of the Advance (defined in Section 2 hereafter), Purchaser shall have the option (the “Option”) to acquire, or to cause an affiliate of Purchaser to acquire, approximately 38,520,252 shares (the “Controlling Shares”) of the Company’s authorized but unissued common stock, par value $0.0001 (“Common Stock”) such that Purchaser shall obtain ninety-seven percent (97%) of the outstanding shares of Common Stock of Minn Shares as of the Closing Date (as defined in Section 2 hereafter) at a purchase price (the “Purchase Price”) that shall be calculated pursuant to the formula set forth in Exhibit A attached hereto, and Minn Shares agrees to sell to Purchaser or an affiliate of Purchaser, the Controlling Shares upon exercise of the Option, in accordance with Section 1(b) of this Agreement. The number of shares of Common Stock shall be adjusted to reflect any forward or reverse stock splits, reorganizations, recapitalizations and the like, and subject to increase or decrease to ensure an issuance of ninety-seven percent (97%) in the event that Minn Shares issues additional shares or cancels any existing shares of Common Stock on or prior to the Closing Date.

(b)           The closing of the transaction contemplated herein (the “Closing”) shall take place at such place as shall be mutually agreed to by Purchaser and Minn Shares on the date set forth in a written notice delivered by Purchaser to Minn Shares substantially in the form attached hereto as Exhibit B (the “Exercise Notice”), which date shall not be less than sixty-one (61) or more than ninety (90) calendar days after the date of the Exercise Notice (the “Closing Date”).

2.             Advance.  Upon execution of this Agreement, Purchaser shall deliver $59,593 representing Minn Shares’ forecasted expenses for the fiscal year ended December 31, 2013 in the amount of $48,563, plus legal expenses incurred in connection with the transactions contemplated hereby in the amount of $11,030, as set forth in Exhibit C attached hereto (the “Advance”). Purchaser further agrees to provide sufficient additional funds, as necessary, to allow Minn Shares to meet all monthly cash calls in excess of the Advance and that the Advance, along with any additional funds required to meet monthly cash calls shall be provided by Purchaser in addition to the Purchase Price set forth in Section 1(a) above. Subject to any reimbursement to Purchaser pursuant to Section 8(a)(i) herein, in the event that Purchaser does not acquire the Controlling Shares as contemplated under the terms of this Agreement for any reason other than Minn Shares’ breach of any of its obligations hereunder, Purchaser shall not be entitled to the refund of any portion of the Advance or additional funds provided by Purchaser to Minn Shares to meet monthly cash calls, if any.

3.             Change to Transaction Structure.  Purchaser and Minn Shares, upon their mutual consent, may, at any time, amend the provisions of Section 1 hereof for the purpose of changing the type of securities or structure of the transaction contemplated by this Agreement; provided, however, that any change to the terms of the transaction shall result in Purchaser or an affiliate of Purchaser acquiring securities of Minn Shares representing ninety-seven percent (97%) of its issued and outstanding shares of Common Stock.

4.             Representations and Warranties of Minn Shares.  Minn Shares hereby makes the following representations and warranties to Purchaser effective as of the date hereof (unless otherwise specifically provided herein) and as of the Closing Date, where applicable:

(a)           Due Incorporation; Power; Qualification.  Minn Shares is a corporation duly organized, validly existing and in good standing, and no certificate of dissolution has been filed under the laws of its jurisdiction of organization.  Minn Shares has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on its business (a “Material Adverse Effect”).  Minn Shares is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b)           Capitalization.  The authorized capital stock of Minn Shares, as of the date hereof consists, and immediately prior to the Closing Date will consist, of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value per share.  The Controlling Shares to be issued pursuant to the provisions of this Agreement shall be duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, shall be validly issued and outstanding, and nonassessable.  As of the date hereof, there are 1,191,348 shares of Common Stock issued and outstanding, which represent all of the Company’s issued and outstanding securities.

(c)           Authority.  Minn Shares has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Minn Shares. This Agreement has been duly executed and delivered by Minn Shares and constitutes the valid and binding obligations of Minn Shares enforceable against Minn Shares in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Minn Shares or (ii) to the knowledge of Minn Shares, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Minn Shares, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of this clause (ii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Minn Shares.

(d)           SEC Documents; Financial Statements. On or prior to the Closing Date, Minn Shares will have made available to Purchaser, or such shall be available on the Securities and Exchange Commission’s (the “SEC”) EDGAR database, a true and complete copy of each statement, report, registration statement, definitive proxy statement, and other filings filed with the SEC by Minn Shares prior to the Closing Date (collectively, the “SEC Documents”). Minn Shares is current in its reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document.  The financial statements of Minn Shares, including the notes thereto, included in the SEC Documents (the “Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Financial Statements fairly present the financial condition and operating results of Minn Shares at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

(e)           No Undisclosed Liabilities.  Except as may be incurred in connection with the transactions contemplated by this Agreement, on the Closing Date, Minn Shares will have no obligations or liabilities of any nature (matured or unmatured, fixed or contingent).

(f)           Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Minn Shares, threatened against Minn Shares or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Minn Shares. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Minn Shares or any of its assets or business, or, to the knowledge of Minn Shares, any of its directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Minn Shares.

(g)           Compliance with Laws. Minn Shares has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Minn Shares.

(h)           Broker’s and Finders’ Fees. Minn Shares has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.           Representations and Warranties of Purchaser.  Purchaser makes the following representations and warranties to Minn Shares effective as of the date hereof (unless otherwise specifically provided herein) and as of the Closing Date, where applicable:

(a)           Due Incorporation; Power.  Purchaser is a corporation duly organized, validly existing and in good standing, and no certificate of dissolution has been filed under the laws of its jurisdiction of organization.  Purchaser has the corporate power to own its properties and to carry on its business as now being conducted.  Purchaser is not in violation of any of the provisions of its Articles of Incorporation or Operating Agreement.

(b)           Authority.  Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Operating Agreement of Purchaser or (ii) to the knowledge of Purchaser, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of this clause (ii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Purchaser.

 (c)           Broker’s and Finders’ Fees. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

(d)           Accredited Investor. Purchaser represents that Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and that Purchaser is able to bear the economic risk of an investment in the Controlling Shares.  Purchaser hereby further acknowledges and represents that Purchaser has prior investment experience, including investment in securities that are not listed, are unregistered and are not traded on any stock exchange or an automated quotation system and that Purchaser is able to bear the substantial economic risks of an investment in Minn Shares and could afford a complete loss of such investment.  Purchaser's overall commitment to investments which are not readily marketable is not disproportionate to Purchaser's net worth and Purchaser's investment in Minn Shares will not cause such overall commitment to become excessive.  Purchaser has adequate net worth and means of providing for current needs and personal contingencies to sustain a complete loss of Purchaser's investment in Minn Shares, and Purchaser has no need for liquidity in this investment.

6.             Covenants and Additional Agreements.  Minn Shares and Purchaser each hereby each agree and covenant as follows:

(a)           Expiration of Purchaser’s Option to Purchase the Controlling Shares.  Unless extended by the mutual written agreement of Minn Shares and Purchaser, Purchaser’s right to purchase the Controlling Shares pursuant to the provisions of this Agreement shall expire and be of no further force or effect at 5:00 p.m. EST on the date that is one (1) year from the date of this Agreement (the “Expiration Date”).  Notwithstanding the foregoing, in the event that (i) Purchaser delivers the Exercise Notice to Minn Shares, as set forth in Section 1(b) hereof, on or prior to the Expiration Date and (ii) the Closing is consummated in no less than sixty-one (61) and no more than ninety (90) calendar days following the date of the Exercise Notice the Expiration Date shall be extended through the Closing Date.

(b)           Restrictions on Change in Company Status.  From the date of this Agreement until the earlier of the date of (i) termination of this Agreement as provided below, (ii) the Closing or (iii) the Expiration Date, Minn Shares shall not, without the prior written consent of Purchaser, change the corporate status of Minn Shares.

(c)           Exclusive Dealing.  From the date of this Agreement until the earlier of the date of (i) termination of this Agreement as provided below, (ii) the Closing or (iii) the Expiration Date, neither Minn Shares, nor any of its officers, employees, directors, managers, stockholders, other securities holders, advisors, representatives or affiliates shall directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of Minn Shares’ assets, any of its securities, or any merger, consolidation, business combination, or similar transaction with Minn Shares other than as contemplated by this Agreement.  Purchaser may pursue any and all remedies at law or in equity in the event of a breach of this provision by Minn Shares, including an action for specific performance without the posting of any bond.

(d)           Confidentiality.  Each party hereby agrees to maintain the confidentiality of all Confidential Information (defined below) provided to it by the other party and to return any materials and other information containing Confidential Information of the other party in the event that the Closing is not consummated.  For the purposes hereof, “Confidential Information” shall mean any and all proprietary information and documents provided by the disclosing party to the receiving party, either directly or indirectly, in writing, electronically, orally, by inspection of tangible objects, or otherwise unless such information has been explicitly designated by the disclosing party as not Confidential Information.  Confidential Information shall not include information that (i) at the time of use or disclosure by the receiving party is in the public domain through no fault of, action or failure to act by the receiving party; (ii) becomes known to the receiving party from a third-party source on a non-confidential basis whom the receiving party does not know to be subject to any obligation of confidentiality to the disclosing party; (iii) was known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; or (iv) was independently developed by the receiving party, or on the receiving party’s behalf, without any use of Confidential Information.  Notwithstanding the foregoing, in the event that disclosure of Confidential Information by a receiving party is made to comply with any request or inquiry of or by any governmental or regulatory authority (any of the foregoing, a “Governmental Requirement”), it is agreed that prior to any such disclosure of such Confidential Information, the receiving party will, unless such action would violate or conflict with applicable law, provide the disclosing party with prompt notice of such Governmental Requirement and the Confidential Information so required to be disclosed, so that the disclosing party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement.  It is further agreed that if, in the absence of a protective order or in the absence of receipt of a waiver hereunder, the receiving party is nonetheless, in the opinion of the receiving party’s counsel, compelled by Governmental Requirement to disclose any of such Confidential Information, the receiving party, after notice to the disclosing party (unless such notice would violate or conflict with applicable law), may so disclose such Confidential Information as required pursuant to Governmental Requirement without liability hereunder; provided, however, the receiving party will furnish only that portion of the Confidential Information which the receiving party, in the opinion of the receiving party’s counsel, is legally compelled to disclose pursuant to the Governmental Requirement and will exercise reasonable efforts to cooperate with the disclosing party, at the disclosing party’s expense, with the disclosing party’s efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

(e)           Public Disclosure; Current Report on Form 8-K. Unless otherwise permitted by this Agreement, Minn Shares and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law including, without limitation, the filing of any required SEC Documents.   In furtherance thereof, the parties hereby acknowledge and agree that Minn Shares is required to file a Current Report on Form 8-K within four (4) business days after the execution of this Agreement by both of them.

(f)           Company Management; Resignation of Directors and Officers and Appointment of New Director.

(i) From the date of this Agreement until the Closing, Greyton Becker, Minn Shares’ current Chief Financial Officer, Treasurer and a director; and Richard Gilbert, Minn Shares’ current President, Secretary and Chairman of Minn Shares’ board of directors (the “Board”), will continue to manage the required activities of Minn Shares, including but not limited to the filing of the SEC Documents and other regulatory filings and customary administrative duties. Mr. Becker and Mr. Gilbert will be reimbursed by Purchaser for any out-of-pocket expenses incurred while performing such activities consistent with past practices.

(ii) On the Closing Date, Minn Shares shall deliver to Purchaser the resignations of all of Minn Shares’ officers and directors which shall be subject to the expiration of the Schedule 14f-1 Period set forth in Section 6(g) below; provided, however, that immediately prior to the resignation of all of the members of the Board, the Board shall appoint at least one director chosen by Purchaser to serve on the Board after all of Minn Shares’ directors have resigned.

(g)           SEC Filings.  Minn Shares shall cooperate with the Purchaser in (i) the preparation, filing with the SEC and mailing of a Schedule 14F-1 Information Statement to Minn Shares’ stockholders, to report a change in the majority of the directors serving on the Board (“Change in Board”) at least ten (10) days prior to the effective date of the Change in the Board (the “Schedule 14f-1 Period”),  and (ii) the preparation and filing of a Current Report on Form 8-K, not later than four (4) business days after the Closing Date, to report a change in control of Minn Shares.

(h)          Diligence. As soon as commercially practicable, but in all cases prior to June 3, 2013, Minn Shares will provide Purchaser with all available materials requested in that certain Due Diligence Information Request Letter dated April 30, 2013.

7.             Closing Deliverables.

(a)           The following shall be delivered by Minn Shares to Purchaser at the Closing, the delivery of which shall be a condition precedent to Purchaser’s purchase of the Controlling Shares, unless Purchaser waives Minn Shares’ obligation with respect to any such deliverable:

(i)            a certificate for the Controlling Shares with applicable transfer restriction legends;

(ii)           a certificate from the President of Minn Shares confirming (A) the continuing accuracy of all of Minn Shares’ representations and warranties set forth in Section 4 hereof and (B) Minn Shares’ compliance with all of its obligations under this Agreement;

(iii)          a certificate from the Secretary of Minn Shares: (i) certifying the Certificate of Incorporation of Minn Shares; (ii) certifying the Bylaws of Minn Shares; (iii) certifying the resolutions of the Board authorizing the transactions contemplated under this Agreement; and (iv) attesting to the incumbency of the officers and directors of Minn Shares;

(iv)          the resignations of Minn Shares’ directors and officers as provided in Section 6(f)(ii) hereof; and

(v)           such other documents or instruments as Purchaser and its attorneys may reasonably request to effect the transactions contemplated hereby.

(b)           The following shall be delivered by Purchaser to Minn Shares at the Closing, the delivery of which shall be a condition precedent to Minn Shares’ sale of the Controlling Shares, unless Minn Shares waives Purchaser’s obligation with respect to any such deliverable:

(i)           the Purchase Price due and payable by wire transfer to Minn Shares’ account;

(ii)           a certificate from the President of Purchaser confirming (A) the continuing accuracy of all of Purchaser’s representations and warranties set forth in Section 5 hereof and (B) Purchaser’s compliance with all of its obligations under this Agreement;

(iii)          a certificate from the Secretary of Purchaser: (i) certifying the Articles of Incorporation of Purchaser; (ii) certifying the Operating Agreement of Purchaser; (iii) certifying the resolutions of the board of directors of Purchaser authorizing the transactions contemplated under this Agreement; and (iv) attesting to the incumbency of the officers and directors of Purchaser; and

(iv)          such other documents or instruments as Minn Shares and its attorneys may reasonably request to effect the transactions contemplated hereby.

8.             General Provisions.

(a)           Termination.  In the event that the Closing has not been consummated prior thereto, this Agreement shall terminate and the parties, except as otherwise provided in this Agreement, shall have no further rights or obligations hereunder, upon the first to occur of any of the following events: (i) Purchaser shall provide Minn Shares with written notice of its election to terminate this Agreement; (ii) at the election of either party, if the other party has (A) breached any of its representations, warranties or covenants contained herein or (B) failed to perform any of its material obligations hereunder and has not cured such breach or failure within twenty (20) days after written notice by the other party thereof; (iii) Purchaser fails to provide any portion of the funds required for Minn Shares to meet monthly cash calls, as described in Section 2 hereof; or (iv) the Expiration Date.  In the event notice is provided by Purchaser under (i) above, Minn Shares shall refund the Advance, any additional funds provided by Globe to the Company to meet monthly cash calls, and costs and expenses provided in Section 6(f)(i) to Purchaser for the period from the date of this Agreement to the sale of Minn Shares to a third party. Notwithstanding the foregoing, if this Agreement is terminated by either party for any reason set forth in clause (ii) immediately preceding, the non-breaching party, in addition to the right to terminate this Agreement, shall be entitled to all remedies available to it at law or in equity including. The parties hereby specifically acknowledge and agree that Purchaser’s termination of this Agreement, for any reason and/or its failure to purchase the Controlling Shares, for any reason, shall not be deemed a breach by the Purchaser, and Minn Shares’ sole right shall be to retain the Advance and any additional funds provided by Purchaser to Minn Shares to meet monthly cash calls subject to any reimbursement due to Purchaser pursuant to Section 8(a)(i) herein as described above, and recover any unpaid expenses provided hereunder.

(i)             If Purchaser notifies Minn Shares that it will not exercise its option rights prior to the Expiration Date, Minn Shares will seek to find a third party purchaser and to negotiate its sale on the best possible terms. Any consideration resulting from such a sale shall be used by Minn Shares as follows: first, payment of all Minn Shares’ costs related to the sale; second, repayment of related party payables plus five percent (5%) accrued interest (set forth in Exhibit A); and third, reimbursement of all of Purchaser’s expenses from the effective date of this Agreement through the Expiration Date plus five percent (5%) accrued interest.

(b)           Survival. The representations, warranties and agreements set forth in this Agreement shall survive the Closing for a period of one (1) year.

(c)           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to each party at their addresses set forth at the beginning of this Agreement (or at such other address for a party as shall be specified by like notice).

(d)           Counterparts; Signatures.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.  Delivery by fax or electronic image of an executed counterpart of a signature page to the Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

(e)           Severability.  In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, or the validity, legality and enforceability of any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing such provision so as to be enforceable to the maximum extent compatible with applicable law.

(f)           Entire Agreement; Assignment; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in this Agreement; and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.  No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.  Minn Shares may not assign this Agreement and its rights and obligations hereunder without the explicit prior written consent of Purchaser, which may be withheld for any reason or no reason.  Notwithstanding the foregoing, Purchaser may assign this Agreement and its rights and obligations hereunder upon written notice to Minn Shares.

(g)           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the federal court for the state of New York, located in the county of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and also agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

[The remainder of this page left intentionally blank.]

Please execute this Agreement below to acknowledge your agreement with the terms and conditions contained herein and return to the undersigned with a check in the amount of $59,593 made payable to Minn Shares Inc. in payment of the Advance as described in Section 2 hereof.

Very truly yours,

Minn Shares Inc.

By:	/s/ Richard Gilbert
Name:	Richard Gilbert
Title:	President

ACCEPTED AND AGREED TO:

PURCHASER

The Globe Resources Group, LLC

By:	/s/ Gerald E. O’Shaughnessy
Name:	Gerald E. O’Shaughnessy
Title:	Chairman and CEO

[Signature Page to Option Agreement]

Exhibit A

Option Purchase Price

The Purchase Price shall be equal to: $202,564 (representing the principal amount plus accrued interest due to certain related parties as of March 31, 2013, as specifically set forth below) (“Related Party Payables”) plus all accrued interest on Related Party Payables from April 1, 2013 through and including the Closing Date.

Related Party Payables as of March 31, 2013

Paramount	$188,579
R.E. Gilbert	13,985
Total	$202,564

Exhibit B

Form of Exercise Notice

[DATE]

Minn Shares Inc.
1624 Harmon Place
Minneapolis, MN 55403
Attn: Richard Gilbert

Dear Mr. Gilbert:

The Globe Resources Group, LLC (the “Purchaser”) hereby elects to purchase such number of authorized but unissued shares of common stock, par value $0.0001 (“Common Stock”) of Minn Shares Inc. (the “Company”) as shall be required to obtain ninety-seven percent (97%) of the Company’s issued and outstanding shares of Common Stock (the “Controlling Shares”) at an aggregate  purchase price of [         ] (the “Purchase Price”) determined in accordance with Exhibit A of that certain option agreement, dated May 16, 2013, by and between the Company and the Purchaser (the “Option Agreement”). This notice of exercise (this “Notice”) is delivered pursuant to Section 1(b) of the Option Agreement.

The Purchaser shall pay the Purchase Price in full upon the closing of the sale of the Controlling Shares, which date shall occur no less than sixty-one (61) and no more than ninety (90) calendar days from [         ].

Very truly yours,

The Globe Resources Group, LLC

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

Minn Shares Inc.

By:
Name:	Richard Gilbert
Title:	President

Exhibit C

Advance

Minn Shares Inc 2013 Budget - Schedule A-1

Categories	Footnote #	Vendor Services	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year Total
Revenues															0
Accounting	1														
2012 3Q 10Q Review		Wayne Berstof	$ 2,500												$ 2,500
2012 Audit & 10K		Wayne Berstof			$ 5,000	$ 9,000									14,000
2012 Tax returns		Wayne Berstof										$ 1,200			1,200
2013 10Q Q1 Review		Wayne Berstof					$ 2,500								2,500
2012 10Q Q2 Review		Wayne Berstof								$ 2,500					2,500
2012 10Q Q3 Review		Wayne Berstof											$ 2,500		2,500
Miscellaneous	1a	Wayne Berstof	200	200	200	200	200	$ 200	$ 200	200	$ 200	200	200	$ 200	2,400
Category 1 Total			$ 2,700	$ 200	$ 5,200	$ 9,200	$ 2,700	$ 200	$ 200	$ 2,700	$ 200	$ 1,400	$ 2,700	$ 200	$ 27,600
Legal & SEC Filings	2														
2012 Legal Retainer	2a	Richardson & Patel			$ 8,500										$ 8,500
SEC Filing Service	2b	Edgar Agents			450		325			325			325		1,425
XBRL Conversion Fee	2c	Edgar Agents			500		500			500			500		2,000
XBRL Website Service	2d	Edgar Agents			700										700
DTCC	2e	Depository Trust													
FINRA	2f	FINRA													
OTC BB/OTC QB	2g	Exchanges	-	-	-	-	-	-	-	-	-	-	-	-	-
Category 2 Total			$ -	$ -	$ 10,150	$ -	$ 825	$ -	$ -	$ 825	$ -	$ -	$ 825	$ -	$ 12,625
Transfer Agent	3														
Transfer Agent - Monthly	3a	VStock Transfer	$ 150	$ 150	$ 150	$ 150	$ 150	$ 150	$ 150	$ 150	$ 150	$ 150	$ 150	$ 150	$ 1,800
TA-Misc. Services	3b	VStock Transfer	50	50	50	50	50	50	50	50	50	50	50	50	600
Annual Meeting	3c	VStock Transfer	-	-	-	-	-	-	-	-	-	-	-	-	-
Category 3 Total			$ 200	$ 200	$ 200	$ 200	$ 200	$ 200	$ 200	$ 200	$ 200	$ 200	$ 200	$ 200	$ 2,400
Miscellaneous	4														
Banking	4a	Wells Fargo	$ 4	$ 4	$ 4	$ 12	$ 4	$ 4	$ 4	$ 12	$ 4	$ 4	$ 4	$ 12	$ 66
Office Supplies	4b	Various	25	25	25	25	25	25	25	25	25	25	25	25	300
Shareholder expense	4c	Company	50	50	50	50	50	50	50	50	50	50	50	50	600
Miscellaneous	4d	Company	200	200	200	200	200	200	200	200	200	200	200	200	2,400
Website	4e	Google	5	5	5	5	5	5	5	5	5	5	5	5	60
Domain name	4f	Google										13			13
Staff Out of Pocket	4g	Staff			500			500			500			500	2,000
Legacy Shareholder Dist.	4h	Paramount	-	-	-	-	-	-	-	-	-	-	-	-	-
Category 4 Total			$ 283	$ 283	$ 783	$ 291	$ 283	$ 783	$ 283	$ 291	$ 783	$ 296	$ 283	$ 791	$ 5,439
State Fees & Taxes	5														
DE Annual Franchise Tax	5a	Minn Shares			$ 400										$ 400
DE Registered Agent	5b	VCorp										$ 99			99
MN Foreign Corp Filing	5c	Minnesota													-
CUSIP	5d	Cusip Global Services	-	-	-	-	-	-	-	-	-	-	-	-	-
Category 5 Total			-	-	$ 400	-	-	-	-	-	-	$ 99	$ -	$ -	$ 499
Monthly Total Expenses			$ 3,183	$ 683	$ 16,733	$ 9,691	$ 4,008	$ 1,183	$ 683	$ 4,016	$ 1,183	$ 1,995	$ 4,008	$ 1,191	$ 48,563
Cumulative Total Expenses			3,183	3,867	20,600	30,292	34,300	35,484	36,167	40,184	41,367	43,363	47,371	48,563	

Incremental Costs Related to Change of Purpose, Globe Option, Board Resolutions and SEC Form 8-K

Category	Footnote #	Vendor	Invoice #	Invoice $	Comments
Legal	2a	Richardson & Patel	24004	$ 3,890	Legal - change of purpose research, checklist and draft documents
Legal	2a(i)	Richardson & Patel	24237	$ 7,140	Legal - preparation of option, board resolutions and 8-K documents
				$ 11,030